EXHIBIT 99.1

BJ's Restaurants, Inc. Reports Financial Results for the First Quarter of Fiscal 2012

HUNTINGTON BEACH, Calif., April 26, 2012 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today reported financial results for its first quarter of fiscal 2012 that ended on Tuesday, April 3, 2012.

Highlights for the first quarter of fiscal 2012, compared to the same quarter last year, were as follows:

  Total revenues increased 16% to $167.6 million
  Comparable restaurant sales increased 3.3%, successfully hurdling last year's 7.8% increase
  Net income increased 20% to $8.6 million
  Diluted net income per share increased 20% to $0.30
  Two new restaurants opened during the quarter
  Total restaurant operating weeks increased approximately 13%

"Our leadership team was very pleased with our solid financial results for the first quarter," commented Jerry Deitchle, Chairman and CEO. "Our double-digit increase in total revenues was the result of the continued successful execution of our new restaurant expansion program in a high quality manner, coupled with our ninth consecutive quarter of growth in comparable restaurant sales. Our 3.3% increase in comparable restaurant sales was attributable to the steadily increasing popularity of the BJ's restaurant concept with consumers, combined with the productive and efficient execution of the concept by our restaurant operators in driving guest traffic during the quarter.  It is also noteworthy that our solid comparable restaurant sales increase was achieved despite not having the favorable winter weather comparison experienced by many other national restaurant concepts during the quarter.  Looking forward to the next couple of quarters, we are very excited about the rollout of several sales-building initiatives planned for 2012 including our new menu update in May, which includes some innovative new entrees and other items, and our state-of-the-art guest loyalty program in July.  Additionally, we are excited about the upcoming test of BJ's first television advertising flight in the Sacramento, California market in May."

During the first quarter of fiscal 2012, the Company successfully opened two new restaurants in Clearwater, Florida and Salinas, California. "Our 2012 new restaurant development pipeline remains in excellent shape as of today, and we are now focusing on building a solid pipeline of high quality locations for potential 2013 and 2014 restaurant openings," said Deitchle. As of this date, as many as five new restaurants are expected to open during the second quarter (one of which has already opened in Dublin, California), as many as six new restaurants during the third quarter (including a planned relocation of an existing smaller-format restaurant) and as many as three new restaurants during the fourth quarter. Investors are reminded that the actual number and timing of new restaurant openings is subject to a number of factors outside of the Company's control, including weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities.

"With only 118 restaurants open to date, BJ's has a long runway of domestic expansion ahead," commented Deitchle. "We continue to achieve steady market share gains in the estimated $100+ billion casual dining industry, thanks largely to the consistent, successful execution of our national expansion plan in a high quality, predictable and leverageable manner year after year. As we look forward, most of BJ's expected market share gain will come from our new restaurant expansion. We believe that BJ's is one of just a few public casual dining restaurant companies that plans to increase its annual capacity in the double-digit range during the upcoming years."

Investor Conference Call and Webcast

BJ's Restaurants, Inc. will conduct a conference call on its first quarter of fiscal 2012 earnings release today, April 26, 2012, at 2:00 p.m. (Pacific Time). The Company will provide an Internet simulcast, as well as a replay of the conference call. To listen to the conference call, please visit the "Investors" page of the Company's website located at http://www.bjsrestaurants.com several minutes prior to the start of the call to register and download any necessary audio software. An archive of the presentation will be available for 30 days following the call.

BJ's Restaurants, Inc. currently owns and operates 118 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill™ brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries in addition to using qualified contract brewers to produce and distribute BJ's critically acclaimed proprietary handcrafted beers throughout the chain. The Company's restaurants are located in California (58), Texas (24), Florida (9), Arizona (6), Nevada (5), Colorado (4), Ohio (3), Oregon (2), Oklahoma (2), Washington (2), Kentucky (1), Indiana (1), and Louisiana (1). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales growth in future periods, the success of various sales-building and productivity initiatives, future guest traffic trends and the number and timing of new restaurants expected to be opened in future periods. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ii) our ability to manage an increasing number of new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) increase in minimum wage and other employment related costs, (vi) food quality and health concerns, (vii) factors that impact California, where 58 of our current 118 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations, (xv) licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) limitations on insurance coverage, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives and (xxiii) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

BJ's Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Thirteen Weeks Ended
	April 3, 2012		March 29, 2011
Revenues	$167,604	100.0%	$ 144,862	100.0%
Costs and expenses:
Cost of sales	41,191	24.6	35,720	24.7
Labor and benefits	58,516	34.9	50,465	34.8
Occupancy and operating	34,762	20.7	29,316	20.2
General and administrative	10,713	6.4	9,918	6.8
Depreciation and amortization	9,526	5.7	7,947	5.5
Restaurant opening	1,079	0.6	1,001	0.7
Loss on disposal of assets	54	–	385	0.3
Total costs and expenses	155,841	92.9	134,752	93.0
Income from operations	11,763	7.1	10,110	7.0

Other income (expense):
Interest income	69	–	32	–
Interest expense	(24)	–	(28)	–
Other income, net	333	0.2	238	0.2
Total other income (expense)	378	0.2	242	0.2
Income before income taxes	12,141	7.3	10,352	7.2

Income tax expense	3,526	2.1	3,157	2.2

Net income	$ 8,615	5.2%	$ 7,195	5.0%

Net income per share:
Basic	$ 0.31		$ 0.26

Diluted	$ 0.30		$ 0.25

Weighted average number of shares outstanding:
Basic	27,908		27,426

Diluted	29,010		28,837

Percentages reflected above may not reconcile due to rounding.

BJ's Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	April 3, 2012 (unaudited)	January 3, 2012 (audited)

Balance Sheet Data (end of period):

Cash, cash equivalents and short-term investments	$ 42,988	$45,396

Non-current investments	$ 11,892	$ 7,739

Total assets	$513,293	$502,079

Total long-term debt, including current portion	$ --	$ --

Shareholders' equity	$343,253	$332,449

BJ's Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Thirteen Weeks Ended
	April 3, 2012		March 29, 2011
Stock-based compensation (1)
Labor and benefits	$ 303	0.2%	$ 364	0.3%
General and administrative	772	0.5	680	0.5
Total stock-based compensation	$ 1,075	0.7%	$1,044	0.8%

Operating Data
Comparable restaurant sales % change	3.3%		7.8%
Restaurants opened during period	2		2
Restaurants open at period-end	117		104
Restaurant operating weeks	1,500		1,331

(1) Percentages represent percent of total revenues.

CONTACT: Greg Levin of BJ's Restaurants, Inc.
         (714) 500-2400